MAIN STREET BANCORP, INC.

           SHAREHOLDER AUTOMATIC DIVIDEND REINVESTMENT
                     AND STOCK PURCHASE PLAN

          As of ______________ the Board of Directors of MAIN STREET BANCORP, INC. (the "Company") has established the Shareholder Automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan") to provide the Company's shareholders with a simple, convenient and systematic method for investing quarterly cash dividends and optional cash payments in additional common stock of the Company. Any proceeds received by the Company from sales of common stock under the Plan will provide additional funds which may be used for such purpose or purposes as the Company, in its discretion, may deem advisable.

          The following sets forth the text of the Plan in its entirety.

Section 1.     Definitions:

          The following words and phrases, when capitalized and used herein, shall have the indicated meanings unless the context clearly indicates otherwise:

               (a)  Agent:  Heritage National Bank, 120 South
     Centre, P.O. Box 1100, Pottsville, Pennsylvania 17901.

               (b)  Bank:  Berks County Bank.

               (c)  Cash Contribution Purchase Price:  the Market
     Price Per Share of the Company's Common Stock on the dividend payment date.

               (d)  Market Price Per Share of the Company's
     Common Stock: (i) as reported on the NASDAQ Stock Market on any relevant date (or if not a trading date, on the last prior trading day on which a trade is reported); or (ii) if the Company's Common Stock is listed for trading on a national exchange, the mean between the high and low prices on such exchange on any relevant date, as reported in the financial press (or if not a trading date, on the last prior trading day on which a trade is reported).

               (e)  Company:  Main Street Bancorp, Inc.

               (f) Common Stock: the Company's common stock, par value $2.50 per share.

               (g) Participant: Any holder of shares of the Company's Common Stock who meets the eligibility requirements set forth at Section 3 of the Plan and who effects the authorizations required by Section 4 of the Plan. <PAGE 1>

               (h)  Plan:  This Shareholder Automatic Dividend
     Reinvestment and Stock Purchase Plan, as it may be hereafter amended, supplemented, or modified.

               (i) Purchase Price: Such price as is actually paid by the Company using its best efforts under the circumstances with respect to purchases made in the market or in negotiated transactions.

               (j)  Record Date:  The date for determining
     shareholders of record for the purpose of receiving any quarterly dividends.

               (k)  Reinvested Dividend Purchase Price:
     Ninety-five percent (95%) of the Market Price Per Share of the Company's Common Stock on the dividend payment date.

Section 2.     Purpose.

          The purpose of the Plan is to provide record holders of one (1) or more shares of the Company's Common Stock with an attractive and convenient method of investing cash dividends and voluntary cash payments in the Company's Common Stock for long-term growth. The Plan is not intended to provide short-term holders of shares with the means to acquire additional shares at a discount from market price or to provide holders of shares with the means to generate short-term profits through resale of shares acquired at a discount from market price. The intended purpose of the Plan precludes any person, organization or other entity from establishing a series of related arbitrage operations or exceeding the voluntary cash payment limit. The Company accordingly reserves the right to modify, suspend or terminate participation by a shareholder who the Company determines is using the Plan for purposes inconsistent with the intended purpose of the Plan.

Section 3.     Eligibility.

          Any holder of one (1) or more shares of the Company's
Common Stock is eligible to participate in the Plan commencing as of the date such shares are registered in his name on the books of the Company.

Section 4.     Participation.

               (a)  Full and Partial Dividend Reinvestment
     Options. In order to participate in the Plan, a shareholder who meets the eligibility requirements set forth in
     Section 3 must, on such form or forms and in such manner as may from time to time be prescribed by the Company, designate and authorize the Company, on such shareholder's behalf, to reinvest all of the quarterly dividends payable on at least one (1) or more of such shareholder's shares of the Company's Common Stock held of record in additional
     <PAGE 2> shares of the Company's Common Stock pursuant to
     the provisions of Section 6 or Section 7 of the Plan, as the case may be. Participation, once commenced, shall continue until a Participant withdraws as such from the Plan in accordance with Section 12(a) of the Plan or until the Plan terminates in accordance with Section 13(d) of the Plan.

               (b) Voluntary Cash Payment Option. A shareholder who meets the eligibility requirements set forth at
     Section 3 of the Plan and who elects to participate in the Plan by meeting the requirements set forth in subsection (a) of this Section 4 may, from time to time as the Board of Directors of the Company may in its discretion determine, invest cash in an amount not to exceed $3,000.00 per quarter, in integral multiples of $25.00, in additional shares of the Company's Common Stock, by (i) designating and authorizing the Agent on the form or forms received by the Agent as described in subsection (a) of this Section 4, to apply all of such cash to the purchase, on such Participant's behalf, of additional shares of the Company's Common Stock, pursuant to the provisions of Section 6 or
     Section 7 of the Plan, as the case may be, and (ii) by transmitting such cash amount to the Agent so that it is received by the Agent on or before the dividend payment date, or in the case of a voluntary cash payment made by check or other draft, by transmitting such check or draft so that it has cleared prior to the dividend payment date.

Section 5.     Agent; Payments by the Company.

          The Agent shall be the administrative agent for a Participant to receive dividends and voluntary cash payments made by a Participant pursuant to Section 4(b) of the Plan and to purchase shares of the Company's Common Stock for Participants. The Agent shall act in such capacity in accordance with the provisions of Section 6 or Section 7 of the Plan, as the case may be.

Section 6. Dividend Reinvestment and Cash Purchases from the Company.

          In the event that the Agent does not purchase shares of the Company's Common Stock on the NASDAQ Stock Market in accordance with the provisions of Section 7 of the Plan, the Agent shall, for each Participant, apply:

               (a) the quarterly dividends authorized to be reinvested pursuant to Section 4(a) of the Plan that are attributable to shares registered in such Participant's name on the books of the Company as of the Record Date to the purchase on the dividend payment date, at the Reinvested Dividend Purchase Price, of additional shares (including fractions of a whole share computed to 4 decimal places) of
     <PAGE 3> the Company's Common Stock held in treasury or
     authorized but unissued Company Common Stock;

               (b)  the quarterly dividends attributable to
     shares (including fractions of a whole share computed to 4 decimal places) credited to such Participant's account pursuant to Section 8(b) of the Plan as of the Record Date to the purchase on the dividend payment date, at the Reinvested Dividend Purchase Price, of additional shares (including fractions of a whole share computed to 4 decimal places) of the Company's Common Stock held in treasury or authorized but unissued Company Common Stock; and

               (c) the cash payments duly authorized and paid by such Participant pursuant to Section 4(b) of the Plan to the purchase on the dividend payment date, at the Cash Contribution Purchase Price, of additional shares (including fractions of a whole share computed to 4 decimal places) of the Company's Common Stock held in treasury or authorized but unissued Company Common Stock.

Section 7.     Dividend Reinvestment and Cash Purchases
               Other Than from the Company.

               (a) Notwithstanding the provisions of Section 6 of the Plan, the Agent may, subject to approval of the Company, and in the event that either of the Cash Contribution Purchase Price or the Reinvested Dividend Purchase Price is less than the par value per share of the Company's Common Stock ($2.50), the Agent shall, following the dividend payment date, for each Participant, apply:

                    (i) the quarterly dividends authorized to be reinvested pursuant to Section 4(a) of the Plan that are attributable to (A) shares registered in such Participant's name on the books of the Company as of the Record Date, and (B) shares (including fractions of a whole share computed to 4 decimal places) credited to such Participant's account pursuant to Section 8(b) of the Plan as of the Record Date; and

                   (ii)  the cash payments duly authorized and
          paid by such Participant pursuant to Section 4(b) of the Plan;

     to the purchase of whole shares of the Company's Common
     Stock in accordance with Section 7(b) below.

               (b) All purchases of the Company's Common Stock pursuant to this Section 7 shall be made at such times as the Agent may determine within thirty (30) days of the relevant dividend payment date, or such later date as may be necessary or advisable under any applicable federal securities laws. Any such purchases shall be made through
     <PAGE 4> one or more broker-dealers independent of the
     Company in the over-the-counter market, on an exchange, or in negotiated transactions upon such terms as to price, delivery, and related matters as the broker-dealer deems advisable, subject to approval of the Company with respect to negotiated transactions. In making purchases on behalf of a Participant, the Agent may commingle such Participant's funds with those of other Participants. The price at which the Agent shall be deemed to have acquired shares for each Participant's account shall be (i) ninety-five percent (95%) of the weighted average Purchase Price with respect to all shares purchased with amounts applied in accordance with
     Section 7(a)(i) above and (ii) the weighted average Purchase Price with respect to all shares purchased with amounts applied in accordance with Section 7(a)(ii) above, in each case excluding any fees, commissions, costs or expenses relating to such purchases. Neither any broker-dealer, the Company, the Agent nor the Bank shall be liable for any loss, damage or expense resulting, directly or indirectly, from the failure to make a purchase or from the timing of any purchase made. Shares of the Company's Common Stock purchased pursuant to this Section 7 shall be purchased in the name of the Agent or its nominee.

Section 8.     Administration of the Plan.

               (a) The Agent shall administer the Plan for all Participants.

               (b) All shares of the Company's Common Stock purchased by the Agent pursuant to Section 6 and Section 7 of the Plan, including any fractions of a whole share, shall be registered in the name of the Agent or its nominee as agent for each Participant and shall be credited to such Participant's account on the books and records of the Plan, which books and records shall be maintained at all times by the Agent. The Agent shall transmit to a Participant no later than thirty (30) days following the dividend payment date or a voluntary cash purchase date, and not loess than quarterly, a statement setting forth the total number of whole shares and fractions of a whole share of the Company Common Stock credited to such Participant's account.

               (c) On written request, the Agent will send a Participant certificates for any full shares of the Company's Common Stock credited to his account; provided that no such request received during the period beginning five (5) trading days prior to a Record Date and ending on the corresponding dividend payment date shall be effective until after the reinvestment of dividends pursuant to this Plan. No share certificate for any full share of the Company's Common Stock shall be issued to any Participant except pursuant to such request or upon such Participant's withdrawal from the Plan in accordance with Section 12(a) of
     <PAGE 5> the Plan or termination of the Plan in accordance with Section 13(d) of the Plan. In no event shall any certificate be issued evidencing a fraction of a whole share of the Company's Common Stock.

               (d) Participants may deposit free of charge with the Agent for safekeeping any certificate for shares of the Company's Common Stock subject to reinvestment of dividends under the Plan.

               (e)  All costs of administering the Plan,
     including without limitation any brokerage commission or other fee payable to or through any broker-dealer or any other party in connection with the purchase of shares, shall be paid by the Company.

Section 9.     Voting of Shares Held Under the Plan.

               (a) All shares of the Company's Common Stock held for a Participant in such Participant's account under the Plan shall be voted at a meeting of the Company's shareholders in accordance with the instructions of such Participant given on any proxy executed by such Participant and returned to the Agent with respect to such shares. A Participant desiring to vote shares of the Company's Common Stock held for a Participant in such Participant's account under the Plan in person at a meeting of the Company's shareholders may do so. Shares of the Company's Common Stock held for a Participant in such Participant's account under the Plan will not be voted at a meeting of the Company's shareholders if voting instructions on a proxy are not received by the Company from such Participant or if such Participant does not vote such shares in person at the meeting.

               (b) Each Participant shall have the right to instruct the Agent as to the manner in which to respond to a tender or exchange offer for shares of the Company Common Stock, with respect to such shares in such Participant's account.

Section 10.    Stock Dividends and Stock Splits on Shares
               Held in Plan.

          Shares of the Company's Common Stock (including any fraction of a whole share) distributed as a result of the declaration of a stock dividend or a stock split on shares credited to the account of a Participant under the Plan shall be added to his account and shall be shares subject to the Plan, and shall be treated, for all purposes, as if held by such Participant directly.
  <PAGE 6>
Section 11.    Effect of Rights Offering on Shares Held in Plan.

          In the event that the Company grants to its shareholders rights to purchase additional shares of the Company's Common Stock or other securities, rights shall be granted to the Participant on whole shares of the Company's Common Stock credited to the account of a Participant under the Plan. Rights based on any fraction of a share credited to such Participant's account shall at the Company's option be either redeemed by the Company for cash or sold for such Participant, and the net proceeds therefrom shall be credited to his account and shall be invested as an optional cash payment in accordance with the provisions of Section 6 or Section 7 of the Plan, as the case may be.

Section 12.    Withdrawal from the Plan.

               (a) A Participant may withdraw from the Plan in whole or in part at any time by giving the Agent written notice thereof, but any such notice received by the Agent later than five (5) days prior to a Record Date shall not be effective until dividends paid for such Record Date have been credited to such Participant's account. Upon withdrawal, certificates for the number of whole shares specified in the Participant's notice and credited to a Participant's account under the Plan shall be issued to such Participant and, in the event of a total withdrawal, a cash payment shall be made for any fractions of a whole share credited to such Participant's account (based upon the Market Price Per Share of the Company's Common Stock on the date the withdrawal request is received, or the last prior trading day). A Participant who withdraws in whole in accordance with this Section 12(a) shall again have the right to participate in the Plan, provided such Participant meets the eligibility requirements set forth at Section 3 of the Plan and makes the designation and authorization required by Section 4(a) of the Plan.

               If a Participant so requests in writing, the Agent shall within seven (7) business days following receipt of such notice place a sale order for the number of shares specified in the Participant's notice and credited to such Participant's account and shall deliver the proceeds therefrom, less any brokerage fee, transfer tax, and costs, to the withdrawing Participant.

               (b) If a Participant disposes of all the shares registered in such Participant's name that are enrolled in the Plan, the Agent shall, until otherwise notified, continue to reinvest the dividends on the shares of the Company's Common Stock held in such Participant's account. However, if such Participant holds less than fifty (50) full shares of the Company's Common Stock in the Plan, such Participant shall be deemed to have withdrawn from the Plan.
     <PAGE 7>

Section 13.    Amendment, Supplementation, Waiver,
               Suspension, or Termination.

               (a) The Plan may be amended or supplemented by the Company at any time or times by mailing appropriate notice to each Participant at such Participant's last address of record prior to the effective date of such amendment or supplementation. The amendment or supplement shall conclusively be deemed to be accepted by each Participant unless the Agent receives written notice from a Participant of such Participant's withdrawal from the Plan in accordance with Section 12(a) of the Plan. Amendments or supplements may be required from time to time due to changes in existing rules and regulations or new rules and regulations issued by a governing authority. In such cases, the Company may make such amendments or supplements as required, and thereafter notify each Participant thereof.

               (b) Any waiver of any provision of the Plan must be made by the Company in writing, and each waiver, if any, shall only apply to the specific instance involved.

               (c) The Plan may be suspended by the Company at any time or times, from time to time, by mailing appropriate notice to each Participant at such Participant's last address of record prior to the effective date of such suspension. In the event of a suspension of this Plan, all voluntary cash contributions paid by Participants pursuant to Section 4(b) of the Plan shall be returned to such Participants immediately.

               (d) The Plan may be terminated by the Company at any time by mailing appropriate notice to each Participant at such Participant's last address of record prior to the effective date of such termination. In the event of termination of the Plan, certificates for whole shares of the Company's Common Stock credited to a Participant's account under the Plan shall be issued to such Participant and a cash payment shall be made for any fractional shares credited to such Participant's account (computed according to Section 12(a) of the Plan).

Section 14.    Miscellaneous.

               (a) In the event that the Company shall, as of any dividend payment date, have insufficient authorized shares of the Company's Common Stock available for issuance pursuant to any purchase required to be made under Section 6 of the Plan, all shares available shall be issued and credited pro rata to all Participants' accounts. All uninvested dividends shall be paid to Participants in cash.
     <PAGE 8>

               (b)  There shall be 5,000,000 shares of the
     Company's Common Stock available for purchase under the Plan.

               (c) Neither the Company nor the Bank shall be liable for any loss, damage, or expense arising out of or resulting from any act performed in good faith or any good faith omission on the part of any of them including, but not limited to, (i) the Company's failure to terminate a Participant's account upon such Participant's death or the transfer of such Participant's shares prior to a reasonable length of time after receipt of notice in writing of such death or such transfer; (ii) any purchase or failure to purchase shares for a Participant's account at a particular time or day or at a particular price; and/or
     (iii) modifying, suspending or terminating participation by a shareholder who the Company determines is using the Plan for purposes inconsistent with the intended purposes of the Plan.

               (d) A Participant shall notify the Agent promptly in writing of any change of address. Notices to a Participant may be given by letter addressed to such Participant at such Participant's last address of record on file with the Company.

               (e) No Participant shall have any right to draw checks or drafts against his account or to give instructions to the Company with respect to any shares or cash held therein except as expressly provided herein, nor shall a Participant have the right to sell, assign, or transfer his account.

Section 15.    Effective Date of Plan.

          The effective date of the Plan shall be ______________.

Section 16.    Governing Law.

          The validity and enforceability of the Plan and the rights and obligations set forth therein shall be governed by the law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania. <PAGE 9>